Exhibit 10.1

M/I HOMES, INC.
2009 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

M/I Homes, Inc. (the “Company”) hereby grants to the undersigned Participant the following Performance Share Units Award (“PSU’s”) pursuant to the terms and conditions of the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as amended (the “Plan”), and this Performance Share Unit Award Agreement (this “Award Agreement”). The PSU’s constitute an Other Stock-Based Award under the Plan.

1. Name of Participant:            ________________

2. Grant Date:                    ________ (the “Grant Date”)

3. Performance Period:	Three -year period commencing on January 1, 20__ and ending on December 31, 20__ (the “Performance Period”)

4. Target PSU’s Granted:            ___________

5. Vesting:
Except as otherwise provided in this Award Agreement, the PSU’s will vest only if and to the extent that (A) the Participant is employed with the Company or any Affiliate on the last day of the Performance Period and (B) the Committee determines that the Performance Goals set forth on Exhibit A to this Award Agreement (the “Performance Goals”) have been satisfied; provided that such determination shall be made no later than the first March 15th following the end of the Performance Period. The PSU’s will vest, based upon the level of satisfaction of the Performance Goals (threshold, target or maximum), at the percentage level of the PSU’s granted under Section 4 of this Award Agreement in accordance with the following table:

Level of Satisfaction of Performance Goals Below Threshold Threshold Target Maximum or above	Percentage of Target PSU’s Vesting 0% 50% 100% 150%
For satisfaction of the Performance Goals between the threshold level and the target level, and between the target level and the maximum level, the PSU’s will vest on a prorated basis between 50% and 100% and between 100% and 150%, respectively. Any

PSU’s that do not vest pursuant to the provisions of this Section 5 will be forfeited.

6. Settlement:
Except as other provided herein, at the end of the Performance Period, the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary) will receive one (1) Share for each PSU that vests in accordance with Section 5 of this Award Agreement. PSU’s settled under this Award Agreement are intended to be exempt from Code Section 409A under the exemption for short term deferrals. Accordingly, PSU’s will be settled in Shares no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the PSU’s vest.

7. Death or Disability:
If the Participant’s employment with the Company terminates by reason of death or Disability before the end of the Performance Period, then the number of PSU’s that would have vested had the Participant remained employed until the end of the Performance Period (based on actual performance as of the end of the Performance Period) shall become vested at the end of Performance Period. Such PSU’s will be settled at the time and in the manner described in Section 6 above. In the event that a Change in Control should occur after termination of the Participant’s employment by reason of Death or Disability, the PSU’s will be settled at the time and in the manner described in Section 10 below.

8. Retirement or
Involuntary Termination
of Employment Without

Cause:
If the Participant’s employment with the Company terminates by reason of Retirement or involuntary termination by the Company without Cause before the end of the Performance Period, then a prorated portion of the number of PSU’s that would have vested had the Participant remained employed until the end of the Performance Period (based on actual performance as of the end of the Performance Period) shall become vested at the end of Performance Period. Such prorated portion will equal such number of PSU’s that otherwise would have vested (based on actual performance as of the end of the Performance Period), multiplied by a fraction equal to the number of full months of the Performance Period completed as of the Participant’s termination of employment, divided by the number of months in the Performance Period. Such prorated PSU’s will be settled at the time and in the manner described in Section 6 above. In the event that a Change in Control should occur after termination of the employment of the Participant by reason of Retirement or involuntary termination by the Company without Cause, the PSU’s will be settled at the time and in the manner described in Section

10 below; provided, however, that the Participant will receive a prorated portion of the PSU’s that the Participant would have received under Section 10 based on the number of full months of the Performance Period completed as of the Participant’s termination of employment and the number of months in the Performance Period as of the Change in Control.

9. Termination of

Employment for Cause:
If the Company terminates the Participant’s employment with the Company or any Affiliate for Cause before the end of the Performance Period or the date of settlement under Section 6, then all PSU’s granted under this Award Agreement will be forfeited as of the date of the Participant’s termination of employment.

10. Change in Control:
In the event of a Change in Control, Article XII of the Plan will apply with respect to the outstanding PSU’s; provided, however, that if the Committee elects to (A) cancel the outstanding PSU’s, then the Participant will become immediately vested in the number of PSU’s granted under Section 4 of this Award Agreement, such vested PSU’s will be settled in cash and such cash payment will be equal to the vested number of PSU’s, multiplied by the value of the consideration to be paid in the Change in Control for each Share (or, if no consideration is paid in the Change in Control, the Fair Market Value of a Share as of the date of the Change in Control) and (B) cause a substitute award to be issued with respect to the outstanding PSU’s in connection with the Change in Control, the substitute award shall substantially preserve the value, rights and benefits of the PSU’s being substituted. Any cash payment made under this Section 10 will be made within forty-five (45) days after the effective date of the Change in Control.

11. Conditions
The Company’s obligation to deliver Shares upon the settlement of a vested PSU is subject to the satisfaction of the following conditions: (A) the Participant is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (B) no preliminary or permanent injunction or other order against the delivery of the Shares issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (C) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the Shares or payment, as appropriate; and (D) the Participant shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

12. Participant Covenants:	In consideration for the grant of the PSU’s, the Participant hereby covenants and agrees as follows:

A.	The Participant shall not at any time, directly or indirectly, disclose to any other person, corporation, partnership,

proprietorship or other business enterprise, or otherwise use any “Data of a Confidential Nature” except in the performance of the Participant’s duties as an employee of the Company or any of its Affiliates with respect to the business of the Company and its Affiliates. The Participant agrees that all Company and Affiliate materials evidencing, reflecting or containing “Data of a Confidential Nature” are and shall remain the sole and exclusive property of the Company and its Affiliates and all such materials, including, but not limited to, records, drawings, blueprints, manuals, brochures, pamphlets and all other materials will be returned to the Company. As used herein “Data of a Confidential Nature” includes, but is not limited to, cost, price and customer data, any information on land acquisition programs, information on the Company’s or any Affiliate’s plans to acquire new properties or business, information on the Company’s or any Affiliate’s compensation programs, information regarding relocations of existing facilities, new properties or business, major changes in organization, competitive bid information, prices paid or received for goods or services, processes, plans methods of doing business, special needs of customers, or any other information or data which if published, released or otherwise disseminated might be used to the detriment of the Company, its Affiliates or their management or affect their ability to transact business.

B.
The Participant shall not, at any time, directly or indirectly, or in concert with any other person, corporation, partnership, proprietorship or other business enterprise: (i) induce or attempt to induce any employee or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; or (ii) employ (or engage to act, directly or indirectly, as an independent contractor or agent) any employee or agent of the Company or any of its Affiliates within six months following termination of such employee’s employment or of such agent’s agency with the Company or any of its Affiliates.

C.
In the event that any covenant set forth in subsection B. shall be determined by a court of competent jurisdiction to be unenforceable because it extends over too great a period of time, or for any other reason, such covenant shall be interpreted to extend only over the maximum period of other restrictions to which they may be enforceable.

D.	The covenants set forth in subsections A. and B. shall remain in effect regardless of whether the Participant becomes vested in the PSU’s in whole or in part.

The Participant acknowledges that a breach of any covenant set forth in this Section 12 may cause irreparable damage to the Company and its Affiliates, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. The Participant agrees that, in the event of a breach or threatened breach of any covenant contained in this Section 12, the Company may institute an action to compel the specific performance of such covenants, and that such remedy shall be cumulative, not exclusive, and shall be in addition to any other available remedies.

The Participant recognizes and understands that the Participant has acquired and/or shall acquire during his or her employment with the Company and/or its Affiliates a considerable amount of confidential and proprietary information with respect to the business of the Company and its Affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Participant other than in the performance of his or her duties as an employee of the Company and/or its Affiliates. The Participant further acknowledges that the employees of the Company and its Affiliates are an integral part of the Company’s business and, thus, it is important for the Company and its Affiliates to use their maximum efforts to prevent the loss of such employees.

13. Shareholder Rights:
The Participant shall have none of the rights of a shareholder with respect to the Shares underlying the PSU’s, including without limitation voting or dividend rights, until the Participant becomes the recordholder of the Shares underlying the PSU’s.

14. Effect of Plan:
The PSU’s are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

15. Acknowledgment:	By signing below, the Participant acknowledges and agrees that the PSU’s are subject to all of the terms and conditions of the Plan and this Award Agreement.

16. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

PARTICIPANT

First Name Last Name
Date:

M/I HOMES, INC.

J. Thomas Mason
Chief Legal Officer

Date:

Exhibit A
Performance Goals
All capitalized terms used in this Exhibit A and not otherwise defined in this Exhibit A shall have the meanings ascribed to them in the Award Agreement.

1.
Adjusted Pre-Tax Income Performance Goal. The following Adjusted Pre-Tax Income (as defined below) Performance Goal shall apply to the PSU’s granted to the Participant pursuant to this Award Agreement (the “Adjusted Pre-Tax Income Performance Goal”):

Performance Level	Adjusted Pre-Tax Income Performance Goal
Threshold	$[•]
Target	$[•]
Maximum	$[•]

Following the Performance Period, the Committee shall certify the Adjusted Pre-Tax Income for the Performance Period and determine the number of PSU’s that vest based on the satisfaction of the Adjusted Pre-Tax Income Performance Goal and the weighting of the Performance Goals provided in Section 3 below.

2.
Relative TSR Performance Goal. The following Relative TSR (as defined below) Performance Goal shall apply to the PSU’s granted to the Participant pursuant to this Award Agreement (the “Relative TSR Performance Goal”):

Performance Level	Relative TSR Performance Goal
Threshold	[•]
Target	[•]
Maximum	[•]

Following the Performance Period, the Committee shall certify the Relative TSR for the Performance Period and determine the number of PSU’s that vest based on the satisfaction of the Relative TSR Performance Goal and the weighting of the Performance Goals provided in Section 3 below.

3.
Weighting of Performance Goals. The number of PSU’s that vest at the end of the Performance Period will vary depending on the degree to which the combination of the Adjusted Pre-Tax Income Performance Goal, weighted at [•]%, and the Relative TSR Performance Goal, weighted at [•]%, are satisfied.

4.    Definitions.
“Adjusted Pre-Tax Income” means the Company’s cumulative pre-tax income from operations, excluding extraordinary items, over the Performance Period.
“Peer Group” means the following publicly-traded homebuilders selected by the Committee (each, a “Peer Group Company”):
[•]

If the Committee determines that a Peer Group Company is no longer reasonably comparable to the Company as a result of an acquisition, divestiture or other material change to the business of the Peer Group Company, the Committee may eliminate such Peer Group Company from the Peer Group and replace the eliminated Peer Group Company with another publicly-traded homebuilder that is reasonably comparable to the Company (provided that another such company exists). Notwithstanding the foregoing, the Committee only has the authority to (A) eliminate a Peer Group Company from the Peer Group, (B) replace an eliminated Peer Group Company with another publicly-traded homebuilder and (C) select the replacement Peer Group Company if such elimination, replacement and selection would not cause the PSU’s to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
“Relative TSR” means the Company’s Total Shareholder Return, as compared to the Total Shareholder Return of each Peer Group Company.
“Total Shareholder Return” means the total shareholder return of the Company (or a Peer Group Company, as applicable) over the Performance Period.